UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ECB Bancorp, Inc.

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Post Office Box 337

Engelhard, North Carolina 27824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2005 Annual Meeting of Shareholders of ECB Bancorp, Inc. will be held at 11:00 a.m. on Tuesday, April 19, 2005, at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect four directors;

2.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2005; and

3.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed Proxy Statement and form of appointment of proxy are being mailed to our shareholders on or about March 25, 2005.

By Order of the Board of Directors

Arthur H. Keeney III

President and Chief Executive Officer

Post Office Box 337

Engelhard, North Carolina 27824

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This Proxy Statement is dated March 25, 2005, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2005 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 19, 2005.

In this Proxy Statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to ECB Bancorp, Inc. Our banking subsidiary, The East Carolina Bank, is referred to as the “Bank.”

Solicitation and Voting of Proxies

A form of “appointment of proxy” is included with this Proxy Statement that provides for you to name Arthur H. Keeney III, J. Dorson White, Jr. and Gary M. Adams to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date an appointment of proxy and return it to us in the enclosed envelope so that your shares will be represented at the meeting.

If you sign an appointment of proxy and return it to us before the Annual Meeting, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the four nominees for director named in Proposal 1 below and “FOR” Proposal 2 discussed in this Proxy Statement. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, the Proxies will be authorized to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including adjournments.

Revocation of Appointment of Proxy

If you sign and return an appointment of proxy, you can revoke it at any time before the voting takes place at the Annual Meeting by filing with our Secretary either a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of appointments of proxy for the Annual Meeting, including the costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, the Bank’s and our directors, officers and employees may solicit appointments of proxy, personally or by telephone, without additional compensation.

Record Date

The close of business on March 2, 2005, is the “Record Date” for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on that date in order to be eligible to vote at the meeting.

Voting Securities

Our voting securities are the 2,038,242 shares of our common stock which were outstanding on the Record Date. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting.

Voting Procedures; Votes Required for Approval

For a quorum to be present at the Annual Meeting, a majority of the outstanding shares of our common stock that are entitled to be voted must be represented at the meeting, in person or by proxy. Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the four nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2. You may not vote cumulatively in the election of directors.

Beneficial Ownership of Securities

Principal Shareholder.    The following table describes the beneficial ownership of our common stock on the Record Date by the only person known to us to beneficially own 5% or more of our common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Percentage of class
Anna Mae H. Gibbs Post Office Box 39 Engelhard, NC 27824	447,958	21.98%

(1)	Ms. Gibbs exercises shared voting and investment power with respect to 828 of the listed shares.

Management.    The following table describes the beneficial ownership of our common stock on the Record Date by our current directors, nominees for election as directors, and certain of our executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Gary M. Adams.	7,375	0.36%
George T. Davis, Jr.	22,044	1.08%
Gregory C. Gibbs	5,878	0.29%
John F. Hughes, Jr.	2,200	0.11%
Arthur H. Keeney III	33,582	1.64%
J. Bryant Kittrell III	3,900	0.19%
Joseph T. Lamb, Jr.	30,325	1.49%
B. Martelle Marshall	2,277	0.11%
William F. Plyler II	7,776	0.38%
R. S. Spencer, Jr.	47,991	2.35%
Ray M. Spencer	10,523	0.52%

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)
Michael D. Weeks	-0-	—
J. Dorson White, Jr.	12,944	0.63%
All current directors and executive officers as a group (13 persons)	186,815	9.05%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. The listed shares include the following numbers of shares with respect to which individuals named and included in the group have shared voting and investment power: Gary M. Adams—9 shares; George T. Davis, Jr.—6,993 shares; Gregory C. Gibbs—1,078 shares; J. Bryant Kittrell III—900 shares; Joseph T. Lamb, Jr.—14,650 shares; B. Martelle Marshall—591 shares; R. S. Spencer, Jr.—18,922 shares; and all current directors and executive officers as a group—43,143 shares. Individuals named and included in the group exercise sole voting power only with respect to the following numbers of shares representing unvested restricted stock awards pursuant to our Omnibus Stock Ownership and Long Term Incentive Plan: Gary M. Adams—2,271 shares; Arthur H. Keeney III—11,631 shares; William F. Plyler II—2,337 shares; J. Dorson White, Jr.—3,503 shares; and all current directors and executive officers as a group—19,742 shares. The listed shares also include the following numbers of shares that could be acquired by individuals named and included in the group pursuant to currently exercisable stock options and with respect to which shares they may be deemed to have sole investment power only: Gary M. Adams—2,529 shares; Arthur H. Keeney III—9,992 shares; William F. Plyler II—2,803 shares; J. Dorson White, Jr.—4,568 shares; and all persons included in the group—19,892 shares.
(2)	Percentages are calculated based on 2,038,242 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to currently exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our Proxy Statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, or to timely file required reports, during previous years. We currently are not aware of any required reports which were not filed, or which were filed late, during 2004.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors will consist of not less than nine nor more than 15 members and authorize the Board to set and change the actual number of our directors from time to time within those limits. Our Board is divided into three classes and directors are elected to staggered three-year terms. Each year, the terms of the directors in one class expire and directors in that class are elected for new three-year terms.

Nominees. The number of members of our Board of Directors currently is set at nine. The terms of three of our current directors expire at the Annual Meeting, and each of them has been nominated by our Board for reelection to a new three-year term. Additionally, we have nominated a new candidate for election as a director to fill the remaining two years of the term of Ray M. Spencer who has announced his desire to retire from the Board effective at the Annual Meeting.

Name and age (1)	Positions with the Bank and us	Year first elected (2)	Proposed term of office	Principal occupation and business experience
J. Bryant Kittrell III * (53)	Director	1990	3 years	President and owner, Kittrell & Associates, Inc., and member (since 2004), Kittrell & Armstrong LLC (commercial/industrial real estate development and sales), Greenville, NC

B. Martelle Marshall * (55)	Director and Corporate Secretary	1993	3 years	President and co-owner, Martelle’s Feed House Restaurant, Engelhard, NC

R. S. Spencer, Jr. * (64)	Chairman	1963	3 years	President, R. S. Spencer, Inc. (retail merchant), Engelhard, NC

Michael D. Weeks * (3) (51)	None	New Nominee	2 years	Vice President and General Manager, WITN-TV (television broadcasting), Washington, NC

(1)	Asterisks denote individuals who we believe will be “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.
(2)	“First elected” refers to the year in which each individual first became a director of the Bank. With the exception of Mr. Weeks, each person first became our director during 1998 in connection with our organization as the Bank’s holding company and previously had served as a director of the Bank.
(3)	Mr. Weeks was recommended to our Board of Directors by our Nominations Committee as a candidate for selection as a nominee. He was first recommended to the Committee by our Chief Executive Officer.

Our Board of Directors recommends that you vote “FOR” each of the four nominees named above. The four nominees receiving the highest numbers of votes will be elected.

Incumbent Directors. The following table contains information about our other six current directors.

Name and age (1)	Positions with the Bank and us	First elected/ current term expires (2)	Principal occupation and business experience
George T. Davis, Jr. * (50)	Vice Chairman	1979 / 2006	Attorney; sole proprietor, Davis & Davis (law firm), Swan Quarter, NC
Gregory C. Gibbs * (44)	Director	1994 / 2006	General Manager, Gibbs Store (retail hardware) (1979-1995 and since 2001); Financial Planner, Piedmont Carolinas Group, LLC, Durham, NC (1999-2001)

Name and age (1)	Positions with the Bank and us	First elected/ current term expires (2)	Principal occupation and business experience
John F. Hughes, Jr. * (59)	Director	1996 / 2006	Executive Director, Albemarle Pamlico Economic Development Corp. (since 2001); retired Regional Manager and Manager of Governmental Affairs, North Carolina Power, Inc. (utility company), Manteo, NC

Arthur H. Keeney III (61)	President, Chief Executive Officer and Director	1995 / 2007	The Bank’s and our executive officer

Joseph T. Lamb, Jr. * (71)	Director	1981 / 2007	President, Joe Lamb Enterprises. (real estate sales and rentals), Nags Head, NC

Ray M. Spencer * (3) (82)	Director	1974 / 2007	Retired farmer, Swan Quarter, NC

(1)	Asterisks denote individuals who we believe are “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market.
(2)	“First elected” refers to the year in which each individual first became a director of the Bank. Each person first became a director during 1998 in connection with our organization as the Bank’s holding company and previously had served as a director of the Bank.
(3)	Mr. Spencer has announced his retirement from the Board of Directors, effective at the Annual Meeting.

Director Compensation

Director Fees.    Each of our directors serves and is compensated as a director of the Bank. The Bank’s and our Boards meet jointly, and directors do not receive any additional compensation for their services as our directors. The Bank pays an annual retainer of $11,000 to our Chairman and $6,000 to each other non-employee director, and a fee of $750 for each Board meeting attended. Members of committees of the Boards of Directors receive a fee of $650 for attendance at each meeting of the Executive Committee, and $600 for attendance at each meeting of other committees. However, the Chairman and Secretary of our Audit Committee receive fees of $850 and $700, respectively, for their attendance at each meeting of that committee. As an officer and employee, Mr. Keeney does not receive any fees for his service as a director.

Director Retirement and Death Benefits.    The Bank has entered into separate agreements with our directors under which they will receive specified retirement benefits from the Bank following their retirement from service as directors at specified ages. Under the agreements, annual benefits which generally increase each year are payable to the directors for specified initial benefit periods that extend from their retirement dates to their actuarially calculated mortality ages. Benefits payable to directors for each year after their initial periods and until their deaths will be increased or decreased based on a formula that includes a comparison of, in the case of eight of the directors, (1) the Bank’s return on life insurance policies purchased by the Bank to cover its costs associated with their benefits, to (2) the Bank’s opportunity costs associated with premiums paid by the Bank on those policies and any benefits paid to the directors under the agreements. In the case of two directors for whom insurance policies were not purchased, the formula makes that comparison based on assumed returns and premiums on policies on other insured plan participants. Reduced annual benefits are payable in the event a director’s service terminates prior to his specified retirement age. However, if a director’s service is terminated as a result of disability, or for any reason following a change in control of the Bank, the director will retain the right to full benefits under the agreement. All benefits are forfeited if a director’s service is terminated for “cause” as defined in the agreement. Upon the death of a director in connection with whose agreement the Bank has purchased life insurance policies, the director’s beneficiary or estate will receive a portion (from 0% to 80%) of the difference between the death benefits on and the cash values of those policies based on whether the director remains a director or is retired at the time of death and, if no longer serving as a director for reasons other than retirement or disability, the director’s length of service as a director. All remaining policy proceeds, including the full cash value of the policies, will be paid to the Bank.

Attendance by Directors at Meetings

Board of Director Meetings.    The Bank’s and our Boards of Directors meet jointly. During 2004, the Boards met 12 times, and each director attended 75% or more of the aggregate number of meetings of the Boards and of the committees on which he served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our full-time employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders and that our directors are strongly encouraged to attend each Annual Meeting whenever possible. All nine of our current directors attended our last Annual Meeting which was held during April 2004.

Committees

As described below, the Bank’s and our Boards of Directors have appointed several standing committees, including an Audit Committee, a Nominations Committee and a Compensation Committee.

Audit Committee

Function.    The Audit Committee is a joint committee of the Bank’s and our Boards of Directors which acts under a written charter approved by both Boards. Under its charter, the Committee, among other things, selects our independent accountants each year and approves the compensation and terms of engagement of our accountants, approves services proposed to be provided by the independent accountants, and monitors and oversees the quality and integrity of our accounting process and systems of internal controls. The Committee reviews the annual audit report of our independent accountants and reports of examinations by our regulatory agencies, and it generally oversees our internal audit program. A copy of the Audit Committee’s charter was filed as an appendix to the Proxy Statement we distributed last year in connection with our 2004 Annual Meeting. The Committee met nine times during 2004.

Members.    The current members of the Audit Committee are J. Bryant Kittrell III—Chairman, Gregory C. Gibbs, John F. Hughes, Jr., and B. Martelle Marshall. We believe that each current member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Audit Committee Report.    Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2004, the Audit Committee has:

●	reviewed our audited consolidated financial statements for 2004 and discussed them with management;

●	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

●	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

●	discussed the independence of our accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2004 Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission.

The Audit Committee:

J. Bryant Kittrell III	Gregory C. Gibbs	John F. Hughes, Jr.	B. Martelle Marshall

Nominations Committee

Function.    Our Board of Directors has established a separate Nominations Committee that acts under a written charter approved by the Board. Under the Committee’s charter, and among its other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. A copy of the Nominations Committee’s charter was attached as an Appendix to the Proxy Statement we distributed last year in connection with our 2004 Annual Meeting. The Committee met eight times during 2004.

The Committee’s charter provides that it will seek to identify and recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to

Nominations Committee

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

Each recommendation should be accompanied by the following:

●	the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

●	the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

●	a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

●	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

●	information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

●	any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, life and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity, diversity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Members.    The current members of the Nominations Committee are Gregory C. Gibbs—Chairman, George T. Davis, Jr. and J. Bryant Kittrell III. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Compensation Committee

Function.    The Bank’s and our Boards of Directors have established a joint Compensation Committee that acts under a written charter approved by the Boards. Under the Committee’s charter, and among its other duties and responsibilities assigned from time to time by the Boards, the Committee makes recommendations to the Boards regarding the amounts of cash and other compensation paid or provided to our executive officers, as well as our overall compensation program, the adoption or modification of incentive or other compensation plans, and the administration of our Omnibus Stock Ownership and Long Term Incentive Plan and the Bank’s annual incentive program. After receipt of the Committee’s recommendations, the Boards make all final decisions regarding executive compensation matters. The Committee met twice during 2004.

Members.    The current members of the Compensation Committee are George T. Davis, Jr.—Chairman, Gregory C. Gibbs, J. Bryant Kittrell III and Joseph T. Lamb, Jr. We believe that each member of the Committee is an “independent director” as that term is defined by the listing standards of The Nasdaq Stock Market.

Committee Report on Executive Compensation.    Our Board of Directors’ goal is to provide compensation that will enable us to attract and retain qualified and motivated individuals as executive officers based in Engelhard, North Carolina, while achieving an attractive return on our shareholders’ investments in our company. Currently, our executive cash compensation program includes base salary and cash bonuses under the Bank’s annual incentive program, and we also maintain an Omnibus Stock Ownership and Long Term Incentive Plan under which we are authorized to periodically grant awards (including stock options, restricted stock awards and cash awards) to our executive officers. We also provide retirement and other employee benefit and welfare plans, including a Section 401(k) salary deferral plan and separate agreements with executive officers under which supplemental retirement and death benefits are provided to them.

The Compensation Committee reviews compensation, including personal benefits, being paid or provided to our Chief Executive Officer, Arthur H. Keeney III, and other executive officers named in the Summary Compensation Table below, and the Committee makes recommendations to our Board of Directors regarding the amounts of increases in the base salaries of those officers. For 2004, base salary paid to Mr. Keeney increased by 10%, and the base salaries of the other named officers increased by percentages ranging from 6.1% to 10.0%, over their 2003 amounts. Each officer’s individual level of responsibility and performance, the size and complexity of our business, and our financial performance generally, are considered in connection with the approval of compensation. We also review information regarding the range of compensation levels of senior officers at other similarly-sized institutions and compare our officers’ salaries to the median of those peer institutions. However, that process largely is subjective and there are no specific formulae, objective criteria or other such mechanisms by which the salary adjustment for any executive officer (including the Chief Executive Officer and other named executive officers) are tied empirically to his individual performance or to our financial performance. The amounts of contributions to the separate accounts of executive officers under our 401(k) plan are determined solely by the terms of that plan. Our Board of Directors made final decisions regarding the salaries of the named executive officers for 2004.

In the case of cash bonuses paid for 2004, all executive officers were eligible to receive an incentive bonus award under our annual incentive program determined primarily by a formula recommended by the Compensation Committee and approved by the Board of Directors during January 2004. Under that formula, officers could receive bonuses calculated as percentages of their annual salaries (from 20% to 35% for our Chief Executive Officer, and from 15% to

25% for other executive officers) based on the extent to which corporate performance goals were met (relating to our return on equity, return on assets, and our ratio of operating expenses to assets). However, the payment of bonuses each year is subject to the approval of our Board of Directors, and the Board has the discretion to cancel or reduce any bonus award. The Board also may grant discretionary bonuses outside the incentive program. For 2004, our corporate goals were not met as a result of an other-than-temporary impairment charge that we recorded during the fourth quarter related to investment securities in our portfolio. However, because our operating results before the one-time charge were in line with our goals for the year, the Committee recommended, and the Board of Directors approved, cash bonuses to certain of our executive officers. The amount of the bonus paid to our Chief Executive Officer was $30,966, or approximately 15% of his 2004 base salary. The amounts of bonuses paid for 2004 to other executive officers are listed in the Summary Compensation Table.

Under our Omnibus Stock Ownership and Long Term Incentive Plan, our goal is for our Chief Executive Officer and other executive officers to have access over a moving five-year period to shares of our common stock, through unexercised stock options and unvested restricted stock awards, having an aggregate value that generally is within guidelines that we have developed based on various factors, including information regarding levels of equity-based compensation at similarly sized companies. During 2004, we granted restricted stock awards to our Chief Executive Officer for shares of our stock that had a value at the time of grant of $143,526, and to our other executive officers in amounts having the values listed in the Summary Compensation Table. Those awards become vested at intervals over a five-year period.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of our executive officers receive annual compensation approaching that amount, our Board of Directors has not adopted a policy with respect to Section 162(m).

The Compensation Committee:

George T. Davis, Jr.	Gregory C. Gibbs	J. Bryant Kittrell III	Joseph T. Lamb, Jr.

Executive Officers

We consider the Bank’s and our officers listed below to be our executive officers.

Arthur H. Keeney III, age 61, serves as the Bank’s and our President and Chief Executive Officer and has been employed by the Bank since 1995.

J. Dorson White, Jr., age 54, serves as the Bank’s Executive Vice President and Chief Operating Officer. He has been employed by the Bank since 1989.

William F. Plyler II, age 61, serves as the Bank’s Senior Vice President and Chief Credit Officer and has been employed by the Bank since 1995.

Gary M. Adams, age 50, serves as the Bank’s and our Senior Vice President and Chief Financial Officer. He has been employed by the Bank since 1981.

Executive Compensation

Cash Compensation.    The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for the years indicated. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers.

SUMMARY COMPENSATION TABLE
		Annual compensation			Long term compensation
Name and principal position	Year	Salary (1)	Bonus (2)	Other annual compensation	Restricted stock awards (4)	Securities underlying options (5)	All other compensation (6)
Arthur H. Keeney III	2004	$220,000	$30,966	(3)	$143,526	-0-	$6,988
President and Chief Executive	2003	200,000	45,348	(3)	97,002	-0-	6,307
Officer	2002	166,000	56,241	(3)	-0-	4,120	5,982

J. Dorson White, Jr.	2004	126,500	13,724	(3)	48,365	-0-	8,324
Executive Vice President and	2003	115,000	21,187	(3)	23,058	-0-	7,606
Chief Operating Officer	2002	105,000	27,721	(3)		1,700	7,000

William F. Plyler, II	2004	102,850	11,158	(3)	32,006	-0-	5,651
Senior Vice President and Chief	2003	93,500	17,226	(3)	15,552	-0-	5,243
Credit Officer	2002	88,200	21,186	(3)	-0-	1,130	4,792

Gary M. Adams	2004	95,000	-0-	(3)	30,125	-0-	6.593
Senior Vice President and Chief	2003	89,500	16,489	(3)	15,822	-0-	6,467
Financial Officer	2002	85,200	20,465	(3)	-0-	1,150	5,895

(1)	Includes amounts of salary deferred at each officer’s election under our Section 401(k) plan and, in Mr. Keeney’s case, pursuant to a separate deferral plan. Amounts deferred under that separate plan are invested for Mr. Keeney by an unrelated entity, and we do not pay any interest or other amount on his deferred salary.
(2)	Reflects awards under the Bank’s annual incentive program. The award for each year is approved by our Board of Directors and paid following the end of that year. In previous years, these awards have been listed in our proxy statements based on the years during which they were paid. The above table reflects a change in the way we list those awards by showing them based on the years for which they were paid, even if they were paid after year-end.
(3)	In addition to compensation paid in cash, the Bank’s and our executive officers receive various personal benefits. The value of those non-cash benefits received each year by each named officer did not exceed 10% of his cash compensation for that year, and the amounts of those benefits are not shown in the Summary Compensation Table.
(4)	Reflects the value (on the date of grant) of restricted shares of our common stock awarded to each officer during each year. The awards become vested as to 30% of the shares at the end of both the third and fourth years following the date of grant, and 40% of the shares at the end of the fifth year. Cash dividends are paid on the shares during the vesting period at the same rate as they are paid on other outstanding shares. On December 31, 2004, the aggregate number and value of unvested shares held by each named officer under all outstanding restricted stock awards was: Mr. Keeney – 12,536 shares valued at $366,803; Mr. White – 3,897 shares valued at $114,026; Mr. Plyler – 2,600 shares valued at $76,076; and Mr. Adams – 2,523 shares valued at $73,823.
(5)	Reflects numbers of shares for which stock options were granted to each officer during each year.
(6)	The 2004 amounts for Messrs. Keeney, White, Plyler and Adams consist of $1,508, $415, $354 and $125 respectively, representing the economic value to the named officers of the death benefits payable to them under split-dollar insurance policies purchased to fund supplemental retirement plans established for them by the Bank, and $5,480, $7,909, $5,297 and $6,468, respectively, in contributions made by the Bank to our Section 401(k) plan for their accounts. We also provide the named executive officers with certain group life, health, medical and other insurance coverages that are generally available to all salaried employees and that are not included in the Summary Compensation Table.

Employment and Change in Control Agreements. Mr. Keeney serves as President and Chief Executive Officer of the Bank pursuant to an employment agreement that provided for an initial term of three years. At the end of each year, the term is automatically extended for one additional year, absent notice of non-renewal from the Bank. The agreement may be terminated by the Bank for “cause,” as defined in the agreement. Under the agreement, Mr. Keeney has agreed not to compete with the Bank in the areas in which it does business following the termination of his employment. If, following a “change in control” of our company or the Bank, Mr. Keeney’s employment is terminated without cause or his duties are substantially reduced relative to his previous position, he will be entitled to receive an amount equal to 2.99 times the average of his salary, cash bonus, and incentive payments during the preceding three years.

Messrs. White, Plyler and Adams each is party to an agreement with the Bank under which he would be entitled to receive an amount equal to 1.50 times the average of his salary, cash bonus, and incentive payments during the preceding three years, together with certain other benefits, in the event that, within 90 days following a “change in control” of our company or the Bank, his employment is terminated without cause or his salary or responsibilities are reduced. The agreement may be terminated by either him or the Bank at any time upon 30 days prior written notice, or by the Bank at any time for “cause” as defined in the agreement.

Supplemental Retirement and Death Benefits.    As a supplement to retirement benefits under the Bank’s Section 401(k) plan, the Bank has entered into separate agreements with certain of its senior officers under which they will receive specified benefits from the Bank following their retirement at age 65. Under the agreements, annual benefits which generally increase each year are payable to the officers for specified initial benefit periods which extend from their retirement dates to their actuarially calculated mortality ages. Benefits payable to an officer for each year after his initial period and until the officer’s death will be increased or decreased based on a formula that includes a comparison of (1) the Bank’s return on life insurance policies purchased by it to cover its costs associated with the officer’s benefits, to (2) the Bank’s opportunity costs associated with premiums paid by the Bank on those policies and any benefits paid to the officer under the agreement. Reduced annual benefits are payable in the event an officer retires after age 59½ but before age 65 or in the event of certain other terminations of employment prior to age 59½. However, if an officer’s employment is terminated as a result of disability, or for any reason following a change in control of the Bank, the officer will retain the right to full benefits under the agreement. All benefits are forfeited if an officer’s employment is terminated for “cause” as defined in the agreement. The beginning and ending annual benefits during the initial period for each of our executive officers named in the Summary Compensation Table above are as follows: Mr. Keeney—$82,779 and $108,046; Mr. White—$51,362 and $62,469; Mr. Plyler—$21,201 and $27,688; and Mr. Adams—$22,694 and $23,383. Benefits payable to them following their initial benefit periods currently are not calculable. Upon an officer’s death, his beneficiary or estate will receive a portion (from 0% to 80%) of the difference between the death benefits on and the cash values of the life insurance policies based on whether the officer remains employed by the Bank or is retired at the time of death and, if no longer employed for reasons other than retirement or disability, the officer’s age and length of service. All remaining policy proceeds, including the full cash value of the policies, will be paid to the Bank.

Stock Options.    The following table contains information regarding all options to purchase shares of our common stock held on December 31, 2004, by our executive officers named in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at December 31, 2004		Value of unexercised in-the-money options at December 31, 2004 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur H. Keeney III	(1)	—	7,222	5,520	$128,041	$92,925
J. Dorson White, Jr.	(1)	—	3,349	2,354	59,394	39,813
William F. Plyler II	(1)	—	1,942	1,616	34,973	27,452
Gary M. Adams	(1)	—	1,901	1,398	33,096	23,188

(1)	No options were exercised during 2004.
(2)	Reflects the amount by which the aggregate fair market value on December 31, 2004, of the shares underlying each option exceeded the aggregate purchase price of those shares under the terms of the options.

Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and their associates. All loans included in those transactions during 2004 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time those loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

Michael D. Weeks, a nominee for election as a director at the Annual Meeting, is Vice President and General Manager of WITN-TV, a television station from which we purchase advertising from time to time.

Performance Graph

The following line graphs compare the cumulative total shareholder return (the “CTSR”) on our common stock during the previous five years with the CTSR over the same measurement period of the Nasdaq-U.S. index and the SNL Securities Nasdaq Bank index. Each line graph assumes that $100 was invested on December 31, 1999, and that dividends were reinvested in additional shares.

Comparison of Five-Year Cumulative Total Shareholder Return among

ECB Bancorp, Inc. Common Stock,

Nasdaq-US Index and SNL Securities Nasdaq Bank Index

PROPOSAL 2: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

On March 10, 2005, our Audit Committee appointed Dixon Hughes PLLC as our independent accountants to audit our consolidated financial statements for 2005. Dixon Hughes PLLC will replace KPMG LLP which audited our financial statements for 2004. Our relationship with KPMG LLP terminated on March 22, 2005, upon their completion of the audit of our 2004 consolidated financial statements and issuance of their report thereon. KPMG LLP has served as our independent accountants since 1993. Representatives of KPMG LLP are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. Representatives of Dixon Hughes PLLC are not expected to attend the Annual Meeting.

The Audit Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants each year and to approve the compensation and terms of the engagement of our accountants, and our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2005 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

In connection with KPMG LLP’s audits during the two fiscal years ended December 31, 2003 and 2004, and through KPMG LLP’s completion of its audit for the fiscal year ended December 31, 2004, on March 22, 2005, there have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

KPMG LLP’s audit reports on our consolidated financial statements as of and for the years ended December 31, 2003 and 2004, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During 2003 and 2004, and through March 22, 2005, when the Audit Committee’s action dismissing KPMG became effective, there have been no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K or any “consultations” with Dixon Hughes PLLC of a type requiring disclosure pursuant to Item 304(a)(2) of Regulation S-K.

Our Board of Directors recommends that you vote “FOR” Proposal 2. To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2003 and 2004

Except as described below, under its current procedures the Audit Committee specifically pre-approves all audit services and other services provided by our accountants. In the case of tax services and other permissible non-audit services, the Committee has delegated authority to its Chairman to approve additional services on behalf of the Committee. Any approval of additional services by the Chairman is communicated to the full Committee at its next regularly scheduled meeting. The Committee also may authorize management to obtain tax services from our accountants from time to time during the year up to a specified aggregate amount of fees. Requests for advice in addition to that amount would require further approval.

As our independent accountants for 2003 and 2004, KPMG LLP provided various audit and other services for which we and the Bank were billed, or expect to be billed, for fees as further described below. Our Audit Committee has considered whether KPMG LLP’s provision of non-audit services during its engagement was compatible with maintaining its independence. The Committee believes that those services did not affect KPMG LLP’s independence.

Audit Fees.    For 2003 and 2004, KPMG LLP audited our consolidated financial statements included in our Annual Reports on Form 10-KSB, and it reviewed the condensed interim financial statements included in our Quarterly Reports on Form 10-QSB and provided other audit services. The aggregate amount of fees billed to us for those services was $113,200 for 2003, and we expect that those fees for 2004 audit services will amount to an aggregate of $103,205.

Audit-Related Fees.    We paid KPMG LLP $26,000 for 2003 and $9,900 for 2004 for audit-related services it provided to us during those years. During 2003, those services consisted of an audit of our Section 401(k) plan and collateral verification audit procedures relating to our Federal Home Loan Bank borrowings. During 2004, those services consisted only of an audit of our Section 401(k) plan.

Tax Fees.    We paid KPMG LLP $20,460 for 2003 and $19,770 for 2004 for tax services it provided to us during those years. Those services consisted of tax compliance services, preparation of information returns relating to employee benefit plans, and consultations regarding general tax matters.

All Other Fees.    KPMG did not provide us with any other services during 2003 or 2004.

PROPOSALS FOR 2006 ANNUAL MEETING

Any proposal of a shareholder which is intended to be presented for action at our 2006 Annual Meeting must be received by us in writing at our main office in Engelhard, North Carolina, no later than November 25, 2005, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal intended to be presented at our 2006 Annual Meeting, but which is not intended to be included in our Proxy Statement and form of appointment of proxy, must be received by us at our main office in Engelhard, North Carolina, no later than February 8, 2006, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

ADDITIONAL INFORMATION

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication as follows:

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

You also may send them by email to ecbdirectors@ecbbancorp.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded on to the intended recipients. Communications that involve specific complaints from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction will be forwarded to the head of the department or division that is most closely associated with the subject of the complaint.

Annual Report on Form 10-KSB

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file reports and other information, including proxy statements, annual reports and quarterly reports, with the Securities and Exchange Commission.

A copy of our 2004 Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission accompanies this Proxy Statement.

ECB BANCORP, INC.

Post Office Box 337

Engelhard, North Carolina 27824

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur H. Keeney III, J. Dorson White, Jr., and Gary M. Adams (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of ECB Bancorp, Inc. (“Bancorp”) held of record by the undersigned on March 2, 2005, at the Annual Meeting of Shareholders of Bancorp to be held at the Washington Civic Center, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 19, 2005, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: Proposal to elect four directors of Bancorp.

☐	FOR all nominees listed below (except as indicated otherwise on the line below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	J. Bryant Kittrell III; B. Martelle Marshall; R. S. Spencer, Jr. and Michael D. Weeks

Instructions:	To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) on the line below.

_______________________________________________________________________________

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as Bancorp’s independent accountants for 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including adjournments, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN IT

TO BANCORP IN THE ENVELOPE PROVIDED.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted “FOR” the election of each nominee named in proposal 1 and “FOR” proposal 2. If, before the annual meeting, any nominee listed in proposal 1 becomes unable or unwilling to serve as a director for any reason, the proxies are authorized to vote for a substitute nominee named by the board of directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the annual meeting by filing with Bancorp’s corporate secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the annual meeting and announcing an intention to vote in person.

Dated:	,	2005

Signature

Joint Signature (if shares are held jointly)

Instruction: Please sign above exactly as your

name appears on this appointment of proxy. Joint

owners of shares should both sign. Fiduciaries or

other persons signing in a representative capacity

should indicate the capacity in which they are

signing.

IMPORTANT: To ensure your shares are represented and that a quorum is present at the annual meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting.